Exhibit 99.A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of this 20th day of June, 2024 by and between BlackRock Bond Fund, Inc. (the “Acquiring Company”), a Maryland corporation, an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and Master Bond LLC (the “Target Company”), a Delaware limited liability company, an open-end, management investment company registered under the 1940 Act. The Acquiring Company and the Target Company each may be referred to herein as a “Company” and, collectively, as the “Companies.”

WHEREAS, Master Total Return Portfolio (the “Target Fund”), the sole series of the Target Company, is a subsidiary of BlackRock Total Return Fund (the “Acquiring Fund”), a series of the Acquiring Company;

WHEREAS, the Companies desire to reorganize the Target Fund into the Acquiring Fund, which reorganization will consist of the merger pursuant to the laws of the State of Maryland and the State of Delaware of the Target Company with and into the Acquiring Company as provided herein, with all of the assets and liabilities of the Target Company (which consist solely of the assets and liabilities of the Target Fund) becoming the assets and liabilities of the Acquiring Fund, all upon the terms and conditions set forth in this Agreement (the “Merger”) ; and

WHEREAS, each of the Board of Directors of the Acquiring Company (the “Acquiring Company Board”) and the Board of Directors of the Target Company (the “Target Company Board” and together with the Acquiring Company Board, the “Boards”) has approved the Merger on behalf of its respective Company.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

ARTICLE I

MERGER

1.1 MERGER. Subject to the terms and conditions contained herein and on the basis of the representations and warranties contained herein, and in accordance with the laws of the State of Maryland and the State of Delaware, at the Effective Time (as defined in Section 1.1(c)), the Target Company shall be merged with and into the Acquiring Company, the separate existence of the Target Company shall cease and the Acquiring Company shall be the surviving company in the Merger (sometimes referred to herein as the “Surviving Company”) in accordance with applicable law. The separate corporate existence of the Acquiring Company shall continue unaffected and unimpaired by the Merger and, as the Surviving Company, it shall be governed by the laws of the State of Maryland.

(a) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any shares of the Target Company, each limited liability company interest of the Target Company shall be canceled.

(b) At the Effective Time, the Acquiring Company shall continue in existence as the Surviving Company, and without any further action being required and in accordance with applicable law, shall succeed to and possess all of the rights, privileges and powers of the Target Company, and all of the assets and property of whatever kind and character of the Target Company shall be transferred to, vested in and devolved upon the Acquiring Fund without further act or deed. The Acquiring Fund shall be liable for all of the liabilities and obligations of the Target Company, and any claim or judgment against the Target Company may be enforced against the Acquiring Fund in accordance with applicable law.

(c) Upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated by filing, as applicable, articles of merger (the “Maryland Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland in accordance with the laws of the State of Maryland and a certificate of merger (the “Delaware Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware. The Merger shall become effective at such date and time as the Acquiring Company and the Target Company shall agree and specify in the Maryland Articles of Merger and the Delaware Certificate of Merger (the “Effective Time”).

(d) The Target Company agrees to dispose of certain assets of the Target Fund prior to the Closing Date (as defined in Section 2.1 below), but only if and to the extent necessary, so that at the Closing (as defined in Section 2.1 below), when the Target Fund’s assets are aggregated with the Acquiring Fund’s assets, the resulting portfolio will meet the Acquiring Fund’s investment objective, policies and restrictions, as set forth in the Acquiring Fund’s Registration Statement on Form N-1A. Notwithstanding the foregoing, nothing herein will require the Target Company to dispose of any investments or securities of the Target Fund if, in the reasonable judgment of the Target Company Board or the investment adviser to the Target Fund, such disposition would adversely affect the Tax Treatment (as defined in Section 4.3 below) or would otherwise not be in the best interests of the Target Fund.

1.2 REPORTING. Any reporting responsibility of the Target Company, including, without limitation, the responsibility for filing of regulatory reports, tax returns or other documents with the Securities and Exchange Commission (the “Commission”) or other regulatory authority, or any state securities commission and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Target Company or its duly appointed agent.

1.3 BOOKS AND RECORDS. The Target Company shall have arranged for the availability prior to, and the transfer as soon as practicable following, the Closing Date to the Acquiring Fund, or its designated agent, of the Target Company’s books and records required to be maintained under the 1940 Act, and the rules and regulations thereunder.

ARTICLE II

CLOSING AND CLOSING DATE

2.1 CLOSING DATE. The conditions precedent set forth in Articles V-VII herein must be satisfied or waived with respect to both Companies in order for the closing of the Merger to take place. The closing of the Merger (the “Closing”) shall occur on September 16, 2024, or such other date as the parties may agree (the “Closing Date”). Unless otherwise provided, all acts taking place at the Closing shall be deemed to take place as of 7:00 a.m. (Eastern time) on the Closing Date. The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, or at such other time and/or place as the parties may agree.

2.2 CUSTODIAN’S CERTIFICATE. The Target Company shall cause the Target Fund’s custodian to deliver to the Acquiring Company at the Closing a certificate of an authorized officer of the custodian identifying all of the Target Fund’s portfolio securities, investments, cash, and any other assets as of the close of regular trading on the New York Stock Exchange on the business day immediately prior to the Closing Date (such time and date being hereinafter called the “Valuation Time ”) and stating that the Target Fund’s portfolio securities, investments, cash, and any other assets shall have been delivered in proper form to constitute good delivery thereof to the Acquiring Company at the Closing.

2.3 DELIVERY OF ADDITIONAL ITEMS. At the Closing, each party shall deliver to the other party or parties such bills of sale, checks, assignments, assumptions of liability, share certificates, opinions, receipts and other documents or instruments, if any, as such other party or parties or their counsel may reasonably request to effect the transactions contemplated by this Agreement. The Target Company shall, from time to time, as and when reasonably requested by the Acquiring Company, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as the Acquiring Company may reasonably deem necessary or desirable in order to vest and confirm the Acquiring Fund’s title to and possession of all of the assets of the Target Fund and to otherwise carry out the intent and purpose of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS OF THE TARGET COMPANY. The Target Company, on behalf of itself and the Target Fund, as applicable, represents and warrants to the Acquiring Company as follows:

(a) The Target Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b) The Target Company is registered as an open-end management investment company under the 1940 Act, and such registration is in full force and effect.

(c) The Target Company is not in violation of, and the execution, delivery and performance of this Agreement will not result in a violation of, any provision of the Target Company’s Limited Liability Company Agreement or By-Laws, or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Target Company or the Target Fund is a party or by which it is bound.

(d) There are no contracts outstanding to which the Target Company or the Target Fund is a party that have not been disclosed to the Acquiring Company. Except as otherwise disclosed to and accepted by the Acquiring Company, neither the Target Company nor the Target Fund has any material contracts or other commitments that will be terminated with liability to it on or before the Closing.

(e) No litigation, administrative proceeding or investigation of or before any court or governmental body presently is pending or to its knowledge threatened against the Target Company or the Target Fund or any of their properties or assets, which, if adversely determined, would result in liability on the part of the Target Company or the Target Fund, other than as have been disclosed to the Acquiring Company. The Target Company knows of no facts that might form the basis for the institution of such proceedings other than as have been disclosed to the Acquiring Company, and is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated herein.

(f) The audited financial statements of the Target Fund for the fiscal year ended September 30, 2023, which have been audited by Deloitte & Touche LLP, and the unaudited financial statements of the Target Fund for the semi-annual period ended March 31, 2024, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied, and such statements (copies of which have been furnished to the Acquiring Company) fairly reflect the financial condition of the Target Fund as of such date and the results of operations and changes in net assets for the periods indicated, and there are no material liabilities whether actual or contingent and whether or not determined or determinable that are required to be disclosed but are not disclosed in such statements.

(g) There have been no material adverse changes in the Target Fund’s financial condition, assets, liabilities or business as reflected in the audited financial statements of the Target Fund for the fiscal year ended September 30, 2023 and the unaudited financial statements of the Target Fund for the semi-annual period ended March 31, 2024 (other than changes occurring in the ordinary course of business) and there are no known liabilities of a material nature, contingent or otherwise, of the Target Fund arising after such date. For the purposes of this subsection (g), a decline in the net asset value of the Target Fund shall not constitute a material adverse change.

(h) All federal, state, local and other tax returns and reports of the Target Company required by law to be filed by it (taking into account permitted extensions for filing) have been timely filed and are complete and correct in all material respects. All federal, state, local and other taxes of the Target Company required to be paid (whether or not shown on any such return or report) have been paid, or provision shall have been made for the payment thereof, and any such unpaid taxes as of the date of the financial statements referred to above, are properly reflected thereon. To the best of the Target Company’s knowledge, no tax authority is currently auditing or preparing to audit the Target Company or the Target Fund, and no assessment for taxes, interest, additions to tax or penalties has been asserted against the Target Company or the Target Fund.

(i) The authorized capital of the Target Company consists of an unlimited number of limited liability company interests in the Target Company, all of which have been designated as shares of the Target Fund. All issued and outstanding limited liability company interests of the Target Company are validly issued, fully paid and non-assessable by the Target Company. All of the issued and outstanding limited liability company interests of the Target Company will, at the time of the Closing, be held by the Acquiring Fund. The Target Company has no outstanding options, warrants or other rights to subscribe for or purchase any limited liability company interests of the Target Company, and has no outstanding securities convertible into limited liability company interests of the Target Company.

(j) At the Closing, the Target Company will have good and marketable title to the Target Company’s assets held immediately prior to the Effective Time, and full right, power, and authority to sell, assign, transfer, and deliver such assets hereunder free and clear of any liens or encumbrances, except those liens and encumbrances to which the Acquiring Company has received written notice and have not objected, and the Acquiring Company will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the Securities Act of 1933, as amended (the “1933 Act”).

(k) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Target Company. This Agreement constitutes a valid and binding obligation of the Target Company, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(l) The information to be furnished by the Target Company for use in any no-action letters, applications for orders, registration statements, proxy materials and other documents that may be necessary in connection with the transactions contemplated herein shall be accurate and complete in all material respects and shall comply in all material respects with the requirements of the federal securities laws and other laws and regulations.

(m) No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Target Company of the transactions contemplated herein, except such as have been obtained.

(n) For each taxable year of its operations (including the taxable year ending on the date of the Withdrawals, as such term is defined in Section 7.3 below), the Target Fund has been properly classified as a partnership that is not a publicly traded partnership taxable as an association, and for all subsequent periods the Target Fund has been classified as a disregarded entity of the Acquiring Fund under the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes.

3.2 REPRESENTATIONS OF THE ACQUIRING COMPANY. The Acquiring Company, on behalf of itself and the Acquiring Fund, as applicable, represents and warrants as follows:

(a) The Acquiring Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

(b) The Acquiring Fund is a separate series of the Acquiring Company duly authorized in accordance with the applicable provisions of the Acquiring Company’s charter (“Charter”).

(c) The Acquiring Company is registered as an open-end management investment company under the 1940 Act, and such registration is in full force and effect.

(d) The Acquiring Company is not in violation of, and the execution, delivery and performance of this Agreement will not result in a violation of, any provision of the Acquiring Company’s Charter or By-Laws, or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Acquiring Company or the Acquiring Fund is a party or by which it is bound.

(e) No litigation, administrative proceeding or investigation of or before any court or governmental body presently is pending or to its knowledge threatened against the Acquiring Company or the Acquiring Fund or any of their properties or assets (if any), which, if adversely determined, would result in liability on the part of the Acquiring Company or the Acquiring Fund, other than as have been disclosed to the Target Company. The Acquiring Company knows of no facts that might form the basis for the institution of such proceedings other than as have been disclosed to the Target Company, and is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated herein.

(f) The audited financial statements of the Acquiring Fund for the fiscal year ended September 30, 2023, which have been audited by Deloitte & Touche LLP, and the unaudited financial statements of the Acquiring Fund for the semi-annual period ended March 31, 2024, have been prepared in accordance with GAAP consistently applied, and such statements (copies of which have been furnished to the Target Company) fairly reflect the financial condition of the Acquiring Fund as of such date and the results of operations and changes in net assets for the periods indicated, and there are no material liabilities whether actual or contingent and whether or not determined or determinable that are required to be disclosed but are not disclosed in such statements.

(g) There have been no material adverse changes in the Acquiring Fund’s financial condition, assets, liabilities or business as reflected in the audited financial statements of the Acquiring Fund for the fiscal year ended September 30, 2023 and the unaudited financial statements of the Acquiring Fund for the semi-annual period ended March 31, 2024 (other than changes occurring in the ordinary course of business) and there are no known liabilities of a material nature, contingent or otherwise, of the Acquiring Fund arising after such date. For the purposes of this subsection (g), a decline in the net asset value of the Acquiring Fund shall not constitute a material adverse change.

(h) The authorized capital of the Acquiring Company consists of 4,800,000,000 shares of common stock, par value $0.10 per share, of which 3,500,000,000 shares are classified as shares of the Acquiring Fund. All issued and outstanding shares of common stock of the Acquiring Company are duly and validly issued, fully paid and non-assessable by the Acquiring Company. The Acquiring Company has no outstanding options, warrants, or other rights to subscribe for or purchase shares of the Acquiring Company, and there are no outstanding securities convertible into shares of the Acquiring Company.

(i) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Acquiring Company. This Agreement constitutes a valid and binding obligation of the Acquiring Company, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(j) The information to be furnished by the Acquiring Company for use in any noaction letters, applications for orders, registration statements, proxy materials, and other documents that may be necessary in connection with the transactions contemplated herein shall be accurate and complete in all material respects and shall comply in all material respects with the requirements of the federal securities laws and other laws and regulations.

(k) No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquiring Company of the transactions contemplated herein, except such as have been obtained.

(l) For each taxable year of its operations, including the taxable year that includes the Closing Date, the Acquiring Fund (i) has elected to qualify, has qualified or will qualify (in the case of the taxable year that includes the Closing Date) and intends to continue to qualify as a regulated investment company (“RIC”) under the Code; (ii) has been eligible to and has computed its federal income tax under Section 852 of the Code, and will do so for the taxable year that includes the Closing Date; and (iii) has been, and will be (in the case of the taxable year that includes the Closing Date), treated as a separate corporation for federal income tax purposes pursuant to Section 851(g) of the Code. The Acquiring Fund has not taken any action, caused any action to be taken or caused any action to fail to be taken which action or failure could cause the Acquiring Fund to fail to qualify as a RIC.

(m) The Acquiring Company agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act, and any state securities laws as it may deem appropriate in order to consummate the transactions hereunder.

(n) All federal, state, local and other tax returns and reports of the Acquiring Fund required by law to be filed by it (taking into account permitted extensions for filing) have been timely filed and are complete and correct in all material respects. All federal, state, local and other taxes of the Acquiring Fund required to be paid (whether or not shown on any such return or report) have been paid, or provision will have been made for the payment thereof, and any such unpaid taxes, as of the date of the financial statements referred to above, are properly reflected thereon. To the best of the Acquiring Company’s knowledge, no tax authority is currently auditing or preparing to audit the Acquiring Fund, and no assessment for taxes, interest, additions to tax or penalties has been asserted against the Acquiring Fund.

ARTICLE IV

COVENANTS OF THE FUNDS

4.1 OPERATION IN ORDINARY COURSE. Subject to Section 1.1(d), each of the Acquiring Company and the Target Company will operate its business in the ordinary course from the date of this Agreement through the Closing, it being understood that such ordinary course of business will include customary dividends and distributions, and any other distribution necessary or desirable to avoid federal income or excise taxes.

4.2 FURTHER ACTION. Subject to the provisions of this Agreement, each Company will take or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including any actions required to be taken after the Closing Date.

4.3 TAX STATUS OF WITHDRAWALS AND MERGER. The intention of the parties is that (i) the Withdrawals (as such term is defined in Section 7.3 below) resulted in a “liquidation ” of the Target Fund within the meaning of Section 731 of the Code, pursuant to which the Target Fund was treated for U.S. federal income tax purposes as distributing in-kind all of its assets remaining after payment of the Withdrawals, subject to its liabilities, to the Acquiring Fund in complete redemption of Acquiring Fund’s interest in the Target Fund, (ii) immediately thereafter the Target Fund became a disregarded entity of the Acquiring Fund and (iii) the Merger will have no further federal income tax consequences (collectively, the “Tax Treatment”) . Neither the Company Fund nor the Acquiring Company shall take any action, or cause any action to be taken (including, without limitation, the filing of any tax return), that is inconsistent with such Tax Treatment or that results in the failure of the Withdrawals and the Merger to qualify for such Tax Treatment. At or prior to the Closing, the parties to this Agreement will take such action, or cause such action to be taken, as is reasonably necessary to enable counsel to render the tax opinion contemplated in Section 7.5.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TARGET COMPANY

The obligations of the Target Company to consummate the transactions provided for herein shall be subject to the fulfillment or waiver of the following conditions:

5.1 All representations and warranties of the Acquiring Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

5.2 The Acquiring Company shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING COMPANY

The obligations of the Acquiring Company to consummate the transactions provided for herein shall be subject to the fulfillment or waiver of the following conditions:

6.1 All representations and warranties of the Target Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

6.2 The Target Company shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.3 The Target Company shall have delivered to the Acquiring Company a statement of the Target Company’s assets and liabilities, together with a list of the Target Company’s portfolio securities showing the tax basis of such securities by lot and the holding periods of such securities, as of the Closing, certified by the Treasurer of the Target Company.

6.4 The Target Company shall have delivered such records, agreements, certificates, instruments and such other documents as the Acquiring Company shall reasonably request.

6.5 The Target Company shall have taken all steps required to terminate all agreements to which the Target Company or the Target Fund is a party (other than this Agreement) and pursuant to which the Target Company or the Target Fund has outstanding or contingent liabilities, unless such liabilities have been accrued as part of the Target Company’s liabilities.

ARTICLE VII

FURTHER CONDITIONS PRECEDENT

The obligations of the Companies to consummate the transactions under this Agreement are subject to the fulfillment (or waiver by the affected parties) of the following conditions precedent:

7.1 The Commission shall not have instituted any proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement under Section 25(c) of the

1940 Act. Furthermore, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated herein.

7.2 All required consents of other parties and all other consents, orders, and permits of federal, state and local regulatory authorities (including those of the Commission and of state securities authorities, including any necessary “no-action” positions and exemptive orders from such federal and state authorities) to permit consummation of the transactions contemplated herein shall have been obtained.

7.3 Prior to the Closing Date, each member of the Target Fund other than the Acquiring Fund shall have redeemed its limited liability company interest in the Target Fund in full (the “Withdrawals”) to facilitate the “liquidation ” of the Target Fund within the meaning of Section 731 of the Code.

7.4 The Maryland Articles of Merger and the Delaware Certificate of Merger, specifying the Effective Time as the date and time of the effectiveness of the Merger, shall have been filed with, and accepted by, the State Department of Assessments and Taxation of the State of Maryland and the Secretary of State of the State of Delaware, respectively.

7.5 The Funds shall have received on the Closing Date an opinion of Willkie Farr & Gallagher LLP, United States tax counsel to the Acquiring Company and the Target Company, addressed to the Acquiring Company and the Target Company substantially to the effect that for U.S. federal income tax purposes:

(a) The Withdrawals resulted in a “liquidation” of the Target Fund (i) in a transaction to which Section 731 of the Code applies, (ii) pursuant to which Target Fund was treated for U.S. federal income tax purposes as distributing in-kind all of its assets remaining after payment of the Withdrawals, subject to its liabilities, to the Acquiring Fund in complete redemption of Acquiring Fund’s interest in the Target Fund, and (iii) the basis of the Target Fund’s assets received by the Acquiring Fund in such distribution was determined in accordance with Section 732(b) and 732(c) of the Code.

(b) No gain or loss will be recognized by the Acquiring Company or the Acquiring Fund upon the Merger of the Target Company with and into the Acquiring Company pursuant to applicable state laws.

(c) No gain or loss will be recognized by the Target Company or the Target Fund upon the Merger of the Target Company with and into the Acquiring Company pursuant to applicable state laws.

(d) The basis of the Target Fund’s assets received by the Acquiring Fund in the Merger will be the same as the basis of such assets in the hands of the Target Fund immediately before the Merger. The holding period of the assets of the Target Fund received by the Acquiring Fund in the Merger will include the period during which those assets were held by the Target Fund.

No opinion will be expressed as to (1) the effect of the Withdrawals and the Merger on the Target Fund or the Acquiring Fund with respect to any asset (including, without limitation, any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year (or on the termination thereof) or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, or (2) any other federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Such opinion shall be based on customary assumptions and such representations as Willkie Farr & Gallagher LLP may reasonably request of the Companies. The Companies will cooperate to make and certify the accuracy of such representations. Notwithstanding anything herein to the contrary, neither the Acquiring Company nor the Target Company may waive the conditions set forth in this Section 7.5.

ARTICLE VIII

EXPENSES

8.1 The expenses incurred in connection with the Merger (whether or not the Merger is consummated) will be borne by the Acquiring Fund, and the Acquiring Fund shall have accrued such expenses as liabilities at or before the Valuation Time. Merger expenses include, but are not limited to, costs and expenses (including legal fees) related to the preparation and distribution of materials to the Boards, obtaining an opinion of counsel as to certain tax matters in connection with the Closing, the preparation of this Agreement, transfer agency fees, auditing fees associated with each Fund’s financial statements, portfolio transfer taxes (if any), and any other legal and auditing fees in connection with the foregoing.

8.2 Each party represents and warrants to the other parties that there is no person or entity entitled to receive any broker’s fees or similar fees or commission payments in connection with structuring the transactions provided for herein.

8.3 Notwithstanding the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another party of such expenses would result in the disqualification of the Acquiring Fund as a RIC under the Code.

ARTICLE IX

ENTIRE AGREEMENT

The parties agree that no party has made to any other party any representation, warranty and/or covenant not set forth herein, and that this Agreement constitutes the entire agreement between and among the parties.

ARTICLE X

TERMINATION

10.1 This Agreement may be terminated by the mutual agreement of the Acquiring Company and the Target Company. In addition, this Agreement may be terminated at or before the Closing Date due to:

(a) a breach by the non-terminating party of any representation, or warranty, or agreement to be performed at or before the Closing, if not cured within 30 days of the breach and prior to the Closing;

(b) a condition precedent to the obligations of the terminating party that has not been met or waived and it reasonably appears that it will not or cannot be met; or

(c) a determination by the Acquiring Company Board or the Target Company Board that the consummation of the transactions contemplated herein is not in the best interests of its respective Company, or the respective series of such Company, involved in the transactions contemplated by this Agreement.

10.2 In the event of any such termination, in the absence of willful default, there shall be no liability for damages on the part of the Acquiring Company or the Target Company.

ARTICLE XI

AMENDMENTS

11.1 This Agreement may be amended, modified, or supplemented in such manner as may be mutually agreed upon in writing by each Company subject to the prior review of each Company’s counsel and the authorization of each Company’s Board.

ARTICLE XII

HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT; LIMITATION OF LIABILITY

12.1 The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.2 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

12.3 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

12.4 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, and no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm, or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

12.5 It is understood and agreed that no Company shall have any liability for the obligations of the other Company, and the liabilities of each Company shall be several and not joint.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

BLACKROCK BOND FUND, INC.

By:	/s/ John Perlowksi
Name: John Perlowski
Title: President and Chief Executive Officer

MASTER BOND LLC

By:	/s/ Trent Walker
Name: Trent Walker
Title: Chief Financial Oficer